

CorMedix

Leading Infectious Disease Drug Development in the Era of Increasing Bacterial Resistance

Company Overview | NYSE MKT: CRMD | May 2015

Forward Looking Statements

This presentation contains certain statements that constitute forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The forward looking statements in this presentation include statements about our business, including commercialization plans and potential markets for our products and product candidates, clinical trials, potential indications for our product candidates, development timelines, regulatory timelines and future events that have not yet occurred. Pharmaceutical and medical device development inherently involves significant risks and uncertainties, including the risks outlined in “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and in “Risk Factors” in our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Our actual results may differ materially from our expectations due to these risks and uncertainties, including, but not limited to, our dependence on the success of our lead product candidate, and factors relating to commercialization and regulatory approval thereof; our ability to identify and enter into strategic transactions; the unpredictability of the size of the markets for, and market acceptance of Neutrolin; the cost, timing and results of the planned Phase 3 trial for Neutrolin in the U.S.; ability to raise sufficient capital, intellectual property protection; retaining our stock’s listing on the NYSE MKT, research and development activities,, competition, industry environment, and other matters. Any forward-looking statements included in this presentation are based on information available to us on the date of this presentation. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Summary

- Growing Hospital-based bacterial infections: **R**esistance, **R**eimbursement
- CorMedix's first pipeline drug, **Neutrolin®** planned to start Phase III trials in 2H'15
- **QIDP Designation** granted - ***total market exclusivity of 10½ years possible***
- Fast Track granted by the FDA (speeds up approval process)
- Neutrolin® is a proprietary "First-in-Class" solution protected by **23 issued patents**
- Neutrolin® addresses an **$11 billon market with 208 million catheter days**
- CorMedix is focused on developing orphan indications for all its pipeline drugs



CorMedix

The Problem

- Catheter-related blood stream infections (CRBSI):



- Extensive morbidity and mortality & prolonged hospital stays
- **208 million catheter days in oncology, ICU/CCU, TPN and hemodialysis**

- Despite all recent improvements & initiatives in infection hygiene this still results in:



  - Estimated **250,000 CRBSIs in US** annually
  - *Mortality rates of 20 to 25%*

Cost to healthcare system ~$11 billion


Antibiotic resistance
CRBSI is an epidemic
Nosocomial infections not reimbursed
Hospital profitability impacted
Quality metrics – drive clinical behavior
Neutrolin®

Our Solution: Neutrolin® : Phase III

Neutrolin® - Catheter Lock Solution (CLS)

- Significantly decreases CRBSI
- Decrease catheter blood clotting episodes
- US registration package: ICU, Oncology, TPN, Hemodialysis
- Evaluating formulations for Orphan Drug applications

Neutrolin® proprietary formulation:

- **Taurolidine**, an anti-infective
- **Heparin**, an anticoagulant
- **Citrate**, a buffering compound




Infusate
Flush
Manipulation
Contaminated catheter hub
Endogenous
Skin flora
Extrinsic
HCW hands
Contaminated infusate
Extrinsic
Fluid
Medication
Intrinsic
Manufacturer
Skin organisms
Endogenous
Skin flora
Extrinsic
HCW hands
Contaminated disinfectant
Hub care
Site entrance, cuff and catheter material
Skin
Fibrin sheath, thrombus
Vein
Hematogenous
from distant infection

CorMedix

Scientific Rationale and Clinical Evidence

Taurolidine: a taurine amino acid derivative

- Shows broad antibacterial action against gram-positive and gram-negative bacteria, mycobacteria and some clinically relevant fungi
- Shows a higher affinity than mannose (the natural substrate) for bacterial fimbriae protein responsible for bacterial adhesion to human cells

Taurolidine is an antibacterial

- Not an antibiotic.
- **No resistance developed to date**

Prevents Biofilm

Heparin 7 months | Neutrolin® 5 mon. | Untreated 24 hours



Biofilm with microbial colonization completely covers surface | No biofilm or microbial colonization | Biofilm on intravenous catheter

Source: Caruso F, Darnowski JW, Opazo C, Goldberg A, Kishore N, et al. (2010) Taurolidine Antiadhesive Properties on Interaction with *E. coli*; Its Transformation in Biological Environment and Interaction with Bacteria Cell Wall. PLoS ONE 5(1): e8927. doi:10.1371/journal.pone.0008927

Study	Number of Patients	Patient Type	Avg. Duration (Days)	% Infection Reduction vs. Control
1 (2003)	20 pts Taurolidine (T) 30 pts Heparin (H)	Hemodialysis	90	50%
2 (2004)	37 catheters T 39 catheters H*	Hemodialysis	158	100%
3 (2001)	76 pts T	Hemodialysis	250	96%
4 (2010)	16 pts T 14 pts H	Adult Home Parenteral Nutrition	641	91.24%
5 (2012)	9 pts	Adult Home Parenteral Nutrition	1000	100%
6 (2012)	19 pts	Pediatric Home Parenteral Nutrition	1000	87.2%
7 (2013)	64 catheters T 65 catheters H	Pediatric Oncology Patients	1000	71.4%

*From 58 patients

1. Allon M Clin Infect Dis (2003) 36 (12):1539-44, **2. Betjes** Nephrol Dial Transplant (2004) 19:1546-1551, **3. Sodemann K et al** Poster: ASN 2001, 4. Bisseling, T. M., M. C. Willems, et al. (2010) Clin Nutr 29(4): 464-8 , 5.Al-Amin, A. H., J. Sarveswaran, et al. (2013). J Vasc Access 0(0): 0., 6.**Chu, H. P.**, J. Brind, et al. (2012). J Pediatr Gastroenterol Nutr 55(4): 403-7, **7Handrup, M. M.**, J. K. Moller, et al. (2013). Pediatr Blood Cancer 60(8): 1292-8

Neutrolin® Usage Monitoring Program
Demonstrates Prevention of Infections and Clotting

- Positive results from program de-risks the US Phase 3 study
- FDA threshold of 40% reduction rate for Phase III study

Complications	Literature Documented Benchmark per 1,000 HD catheter days	NUMP Data: per 1,000 HD catheter days	% Reduction with Neutrolin
Infection	3.5[1]	0.12	97%
Thrombosis	2.5[2,3]	0.06	98%

References:
1.CDC Guidelines for the Prevention of Intravascular Catheter Related Infections; O`Grady et al., 2011
2. Morris P, Knechtle SJ. *Kidney Transplantation - Principles and Practice.* Saunders, 2013. Print.
3. Napalkov P, Felici DM, Chu LK, Jacobs JR, Begelman SM. Incidence of catheter-related complications in patients with central venous or hemodialysis catheters: a health care claims database analysis.

Clinical Strategy and Estimated Launch

U.S. FDA

– Therapeutic in US – Granted Fast Track ***plus*** QIDP

– NUMP results validate and de-risk Phase 3 trial

LOCK-IT – Catheter **LOCK** Solution **I**nvestigational **T**rial,

- Phase 3 clinical trial protocol design approved for Hemodialysis

Phase 3 trial protocol for Oncology/TPN submitted

Health economics studies

Evercore – Strategic Alternatives



CorMedix Pipeline

Taurolidine Gel (CRMD 004) Potential Opportunities

- Antimicrobial resistant skin and soft tissue infections in vulnerable populations such as immunosuppressed patients
- Complex wounds such as burns where poly microbial resistance is an issue

Initial Assessment of Neutrolin Underway for Orphan Indications

- Patients on chronic TPN due to malabsorption
- Patients with Severe Combined Immunodeficiency (SCID) or Common Variable Immunodeficiency (CVID)

CorMedix™

Thank You

NYSE MKT: **CRMD**

1430 Route 206
Suite 200
Bedminster, NJ 07921

@CorMedix_News

908.517.9500 (ph)
908.429.4307 (fax)

rmilby@cormedix.com